Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Reports Strong Results and Continued Profitability for Q3 2012

Amounts in 000’s

MASSILLON, OHIO, Nov. 12, 2012 – MISCOR Group, Ltd. (OTCQB: MIGL), a provider of electro-mechanical repair and complementary services to a broad range of industries, today reported a 113.7% increase in net income for the three months ending September 30, 2012, compared to the prior-year period. The increase in net income is a direct result of improved operating results in the Industrial Services and Rail Services segments.

“We are pleased to report continued revenue and earnings growth in the third quarter of 2012,” stated Michael P. Moore, President and CEO of MISCOR Group. “The results this past year reflect our success in executing on the strategic growth initiatives put in place during 2011.”

For the three months ended September 30, 2012, the Company reported a $511, or 4.5%, increase in net revenues, to $11,822, compared to net revenues of $11,311 for the same period in 2011, attributed to strong demand for Rail Services segment. Net income for the quarter totaled $750, compared to $351 for the third quarter of 2011, an increase of $399, or 113.7%, due primarily to improved operating margins and reduced interest expense. Correspondingly, basic and fully diluted earnings per share increased to $0.06 per share, as compared to $0.03 per basic and fully diluted share for the same period in 2011. EBITDA during the quarter increased by $356 to $1,366, from $1,010 for the same period in 2011.

For the nine months ended September 30, 2012, the Company reported a $3,096, or 9.0%, increase in net revenues, to $37,562, compared to net revenues of $34,466 for the same period in 2011. Year-to-date net income totaled $2,319, compared to $1,073 for the third quarter of 2011, an increase of $1,246, or 116.1%, due primarily to improved operating margins and reduced interest expense. Correspondingly, fully diluted earnings per share increased to $0.19 per share, as compared to $0.09 per fully diluted share for the same period in 2011. EBITDA during the nine months ended September 30, 2012 increased by $1,185 to $4,159, from $2,974 for the same period in 2011. For additional financial information, the reader is strongly encouraged to review the Company’s most recent Form 10-Q filed with the Security and Exchange Commission on November 9, 2012.

“I am extremely proud of the results our team achieved this quarter. Our superior quality and persistent margin focus have allowed us to more than double net income for the quarter, and also increase our operating cash flows by 83% over last year,” Moore continued. “Our value proposition remains steadfast, providing superior quality through unmatched experience, quality and innovation. We remain focused on further profit improvements, while solidifying our position as a leading provider of industrial and rail services in 2013.”

About MISCOR Group, Ltd.

Massillon, Ohio-based MISCOR Group, Ltd. (OTCQB: MIGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: Industrial Services, consisting of the Company’s maintenance and repair services to several industries, including electric utilities, wind power, transportation, chemical, oil, pulp and paper, metal manufacturing and forming, and repairing, manufacturing, and remanufacturing industrial lifting magnets for the steel and scrap industries; and Rail Services, consisting of the Company’s manufacturing of power assemblies, engine parts, and other components related to large diesel engines.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company’s future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, ability to complete planned divestitures and varying and sometimes volatile economic conditions. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

	Three months ended
	September 30, 2012	October 2, 2011
		Restated
EBITDA - Consolidated
Net income (loss)	$750	$351
Add back:
Interest Expense	189	228
Depreciation and amortization	415	435
Income taxes	12	(4)

EBITDA (1)	$1,366	$1,010

	Nine months ended
	September 30, 2012	October 2, 2011
		Restated
EBITDA - Consolidated
Net income (loss)	$2,319	$1,073
Add back:
Interest Expense	556	738
Depreciation and amortization	1,228	1,231
Income taxes	56	(68)

EBITDA (1)	$4,159	$2,974

(1)	EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. We believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

However, EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

CONTACT:

Trisha Abbruzzi

MISCOR Group, Ltd.

(330) 830-3526 tabbruzzi@miscor.com